LightPath Seizing Its Market, Showcasing Products at Major International Event

LightPath Technologies -- Positioned to Exploit a $1.5 Billion Industry -- Is Presenting Its Expanded Glass Catalog, August 3rd Through 5th, at the SPIE Optics & Photonics Conference in San Diego

ORLANDO, FL -- (Marketwire - August 02, 2010) - Last year, the growing biomedical instrumentation and data storage laser markets had a combined estimated value of nearly $1.5 billion. LightPath Technologies. Inc. (NASDAQ: LPTH), founded in 1985, with its multi-faceted operations and diverse spectrum of products, has staked-out strongholds within both of those markets. And LightPath continues to move forward claiming new territory across multiple markets with cutting-edge products.

From August 3rd through August 5th at the SPIE Optics & Photonics exhibition being held at the San Diego Convention Center, Booth 428, LightPath is showcasing its Blue Laser family of lenses, particularly those lenses optimized for use in the UV and Blue wavelength ranges. Target applications for those optics include biomedical instrumentation such as flow cytometers for cell counting, microscopes, and fluorescence spectroscopy equipment for biomedical research.

Photo-optical industry specifications for such lenses are shifting wavelengths from 650nm/780nm to 405nm. Use of the shorter wavelengths allows for higher resolution and denser storage capability. LightPath's Blue Laser family of lenses meets those specifications, and is being well received in those markets. In fact, LightPath already unveiled the new line of lenses in June, in-tandem with their European distributor, AMS Technologies, at the OPTATEC Trade Fair in Frankfurt, Germany.

LightPath's CEO Jim Gaynor commented, "LightPath Technologies is excited about the opportunity to highlight our technical advances at this conference. Molding aspheric lenses is a strategic technology and educating optical designers about the latest developments enables the development of high performance industrial tooling and biomedical optics."

Information about the SPIE Optics & Photonics Conference can be found on the web at http://spie.org/optics-photonics.xml

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the NASDAQ Capital Market under the stock symbol LPTH. For more information visit www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies

Contacts:
Ray Pini
Director of Marketing
LightPath Technologies, Inc.
Phone: +1-407-382-4003 x336
Email: rpini@lightpath.com
Internet: www.lightpath.com